Exhibit 99.1

Proxy Presentation MAY 23, 2023 (NYSE MKT: SVT)

FORWARD LOOKING STATEMENT Certain of the statements contained in this presentation should be considered "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 . These forward - looking statements may be identified by words such as “may,” “will,” expect,” “intend,” “anticipate,” “believe,” "estimate,” “plan,” “could,” “should,” “would,” “continue” and similar expressions are intended to identify forward - looking statements, although not all forward - looking statements contain these identifying words . Examples of forward - looking statements include, among others, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future and other statements that are not historical facts . These forward - looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward - looking statements . These risks and uncertainties include, among others, general economic and business conditions affecting the commercial aviation industry and other industries served by the Company, conditions affecting the Company’s customers and suppliers, the introduction of new technologies and the impact of competitive products, the willingness and ability of the Company's customers to fund long - term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company - made components, the Company's ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation, the severity, magnitude and duration of the COVID - 19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains, the ability of the Company to obtain and retain key executives and employees and the additional risks discussed in the Company's filings with the Securities and Exchange Commission . Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in the forward - looking statements and may also cause actual results to differ materially from those discussed . The Company does not assume an obligation to publicly update or supplement any forward - looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward - looking statements other than as required by law . Any forward - looking statements speak only as of the date hereof or as of the date indicated in the statement . Copyright © 2023, Servotronics, Inc.

AGENDA • The Case for Continued Progress • Recent Board Refresh • New Strategic Vision • Path to Growth • Refreshed Culture • Improving Results • The Right Team to Execute our Plan • Star Equity Alternative • Conclusion

ATG
80%
CPG
20%
2022 Sales Breakdown

SERVOTRONICS OVERVIEW

Your Partner for Performance

Servotronics, Inc. (NYSE Amex: SVT)

Founded in 1959 as a servo valve manufacturing company, we partner with Tier 1 Aerospace companies to design and deliver high-quality products at competitive prices.

Advanced Technology Group

(ATG) Comprises the servo valve business operating as a premier supplier of safety-critical products for applications that touch every person that flies in a plane.

Consumer Products Group

(CPG) Comprised of Ontario Knife Company, a heritage knife designer and manufacturer that offers high-quality tactical, outdoor, and kitchen designs.

Copyright © 2023, Servotronics, Inc.

THE CASE FOR CONTINUED PROGRESS Significant Transformation of the Company Servotronics is a radically different Company as compared to two years ago, with new leadership and a strategic plan to achieve above industry growth in revenues, pre - pandemic gross margin levels and sustained profitability. Refreshed Board of Directors Since the beginning of 2022, two thirds of the Company’s Board of Directors has been refreshed with an increased focus on experience in operational improvements, public markets, governance and the Company’s core aerospace market. New Management Team Appointed new CEO with extensive experience in growing and improving advanced manufacturing businesses, especially in the aerospace industry. Appointed new CFO with extensive public company experience in developing financial strategies for sustainable operational growth. New Strategic Vision Developed a new strategic vision for the Company focused on creating a culture of accountability, integrity, transparency and profitability with the goal of generating long - term shareholder value.

REFRESHED BOARD William F. Farrell, Jr., MBA* Previously served in various roles of increasing responsibility for >30 years at Moog Inc. (NYSE: MOG - A), including, most recently, Site General Manager for Moog’s Aircraft Group, which supports military and commercial aerospace applications from 2019 to 2021. Evan Heath Wax* Over 20 years of investment, finance, and equity market experience. His firm Wax Asset Management, LLC, started in 2011, is focused on investing in small - capitalization, value based equities. He also has prior experience as a managing director and head trader. Karen L. Howard, CPA* Over 30 years of professional experience as an advisor to and finance executive with public companies, including M&A and investor relations as CFO of Columbus McKinnon Corp. (NYSE: CMCO), as well as a proven record of board leadership. Brent D. Baird* Significant investment management and corporate governance expertise, having served in numerous executive and board positions in public and private companies. Previously served at Merchants Group, Trubee, Collins & Co. and M&T Bank (NYSE: MTB). Institutional knowledge and continuity of Board Leadership Christopher M. Marks Chairman of the Board since 2022, instrumental in recruiting the new CEO and refreshing the Board. Mr. Marks brings over 25 years of financial planning and analysis experience to the Company as well as a background in accounting, corporate law and governance. Edward C. Cosgrove Instrumental in recruiting new CEO and refreshing the Board. Holds a wide range of experience, excellent reputation and demonstrated competency in addressing complex personal and business challenges. Chosen by multiple business journals and peers as one of the most accomplished attorneys in New York State. . *New additions to the Board of Directors Fresh perspectives and industry experience Two - thirds of the current board were appointed or elected in the past 12 months

NEW STRATEGIC VISION Four Objectives for a New Servotronics 1. Profitable Growth 2. People Centric Culture 4. Operational Excellence 3. Quality Assurance Sustainable Success • Strong recovery of existing markets • Realignment of business portfolio • Diversification to new applications & markets Leading Change • Culture of integrity and accountability • Attract, retain, and grow talent • Invest in employees Process Commitment • Exceed customer expectations • Innovative product development • Efficiency improvements Zero Defects • Implement world - class quality methodology • Focus on detection, prevention, and zero waste • Compliant with aerospace initiatives

STRATEGIC PATH TO PROFITABLE GROWTH Strong Recovery in Existing Markets Realigning Business Portfolio Diversification to New Applications & Markets • Aerospace recovering from pandemic lows – double - digit growth over next few years • ATG’s stable workforce and expertise are competitive advantages • Adding new products based on market needs • Repair and Overhaul (R&O) growth • Divestiture of CPG/Ontario Knife Company • Expansion into adjacent markets with high growth potential • Diversification beyond commercial aerospace • Investing in new technologies Clear strategic path to attaining our 5 - year goals of mid - single digit CAGR in sales and return to pre - pandemic gross margins to drive superior returns for our shareholders.

CIVIL AVIATION GROWTH FORECAST 0 750 1500 2250 3000 2011 2013 2015 2017 2019 2021 2023 2025 2027 2029 2031 Narrowbody & Widebody Jets Regional Jets & Tuboprops Forecast 2023 - 2032 Favorable Forecast Fuels Servotronics Growth Trajectory Copyright © 2023, Servotronics, Inc. • Market recovery of Airframers, Servotronics is well positioned on programs including the two largest , 737 Max and A320neo , as a designated supplier with long - term contracts. • Industry primed for growth trajectory and Servotronics products supplied to commercial airplanes, (Narrowbody and Widebody), and business jets . Primed to Benefit from the Aerospace Market Recovery Source: Naveo Limited Air Transport Quantity of Deliveries

A REFRESHED CULTURE Bringing Servotronics to the forefront of the industry. • Servotronics strives to operate in a manner that is full of transparency and accountability Establishing a culture of integrity, accountability and profitability • Along with identifying and developing top tier talent, we are constantly refining how we deliver exactly what the customer needs Empowering our people to meet the needs of customers • Our newly refreshed culture empowers us to act with the highest level of integrity at all levels of our operations. Acting with integrity toward customers, suppliers, our team members and the communities where we operate Establishing trust is an essential requirement of our long - term success • Trust among our team members, customers and business partners.

IMPROVING OPERATIONS Taking Actions In line with our Strategic Vision This process will take time to complete, and will deliver superior long - term shareholder value generation Improving shareholder value through stronger operational results • Recently announced the review of strategic alternatives for our CPG segment • Improving ATG segment results by refocusing on key end markets and high margin products • Identifying new markets and new product development to bolster financial results

NEW LEADERSHIP TEAM

Selecting the Right Team to Lead Servotronics

- **Bill Farrell, Jr., MBA – Chief Executive Officer**
  - ✓ 30-year career with Western New York-based Moog Inc.(NYSE:MOG-A), where he ran businesses with up to $600 million in annual revenues, 1,400 employees and global facilities, achieved significant sales and operating margin growth, and led successful quality, on-time delivery and safety improvement efforts.
- **Rob Frass, CPA, CMA – Chief Financial Officer**
  - ✓ Recently from Stark Technologies Group, Inc. where he served as Senior Vice President of Finance – Corporate Controller & Treasurer. He has also held executive finance roles of increasing responsibility at start-up PostProcess Technologies, PE-owned Ivoclar Vivadent, Integer (NYSE: ITGR), Integrys Energy Services, and Ernst & Young.
- **Carrie Czerwinski - Director of Human Resources**
  - ✓ Two decades of demonstrated expertise and operational success through the management of human capital. Prior to joining Servotronics, Ms. Czerwinski served in similar roles at Integer Holdings Corporation, Kaleida Health, and Jiffy-Tite, with additional experience at Dresser-Rand and General Motors.
- **Additional strategic hires include:**
  - ✓ Operations – Amanda Marchetti – Director of Operations, and Joe Pattacciato - Continuous Improvement Director
  - ✓ Joe Bell - Business Analyst focused on CPG
  - ✓ Dave Speich – Business Development Director for ATG

Our management team has the right experience to oversee sustainable, long-term robust shareholder value creation.

THE STAR EQUITY HOLDINGS ALTERNATIVE

The Wrong Choice for Servotronics

Star nominated candidates, Richard Coleman and G. Mark Pomeroy have either no aerospace experience, or limited experience from more than two decades ago that was not focused on manufacturing.

Star has not demonstrated management acumen with their own business, evident by the significant destruction of shareholder value over the past five years and since being publicly traded nearly twenty years ago .

Star has not provided an alternative vision for Servotronics' future beyond achieving a minority Board stake.

Star merger offer in 2022 was not bona fide – considerable questions on valuation, ability to complete the merger, potential strategic rationale as well as weak financial condition led to rejection by Servotronics Board of Directors.


5-Year Relative Stock Performance
180
160
140
120
100
80
60
40
20
0
May-18
May-19
May-20
May-21
May-22
May-23
SVT
STRR

Source: FactSet

STAR HAS NOT BEEN FORTHRIGHT Many characterizations do not align with the facts Star’s Assertions Servotronics’ Board and Management have been reactive to Star Board made changes to bylaws impeding shareholder rights Star’s nominees have significant aerospace experience Incumbent Board does not have experience in critical areas Inconvenient Facts We are actively pursuing a strategic plan and actions to enhance shareholder value Cancelling the “poison pill” enhances Board and Management accountability Mr. Pomeroy was interviewed in 2022 and 2023 and was found lacking both times Incumbent Board has experience in all critical areas defined by Star

CONCLUSION Servotronics is already uniquely positioned to capitalize on key end - markets and drive shareholder value Servotronics has undergone a significant transformation in the past year with a renewed strategic vision to drive enhanced shareholder value We have refreshed the Board and management team to drive future growth and profitability. Long - term Directors Marks and Cosgrove integral in driving change. Our efforts surround a fundamental change to our culture and operations, and as such, we expect to begin realizing the benefits in the second half of 2023.

CONTACT BILL FARRELL JR. Chief Executive Officer info@servotronics.com 716 - 655 - 5990 Investor Relations Copyright © 2023, Servotronics, Inc.

(NYSE MKT: SVT)